Exhibit 7.2

                               STOCK SALE

This agreement is made by and between the Gold & Appel Transfer S.A. (G&A) of British Virgin Islands corporation located at Omar hodges Building, Wickhams Cay, Road Town, British Virgin Islands and Aaron Brown (AB), 3388 Manor Road, Huntingdon Valley, PA. 19006, USA.

The Parties Agree as Follows:

     1.  AB warrants that he owns 1,000,000 shares of US WATS stock (symbol
     USWI) and that the shares a free of any liens or encumbrances.

     2. AB agrees to sell G&A 1,000,000 shares of USWI for $2.40 US Dollars per share. Immediately upon the receipt of $2,400,000 US Dollars, and in no case later than one week, AB agrees to deliver via overnight courier or in person the stock certificate for the 1,000,000 shares of USWI.

     3.  This agreement shall be interpreted under the laws of Delaware.

     4. All notices required to be delivered under this agreement will be considered delivered if sent via courier with signed receipt to the address above for SKP and to the address and contact below for G&A:

                Walt Anderson
                c/o Entree International
                3050 K Street, NW, Suite 250
                Washington, DC  20007
                Phone 202-467-1189

     5. No party to this agreement may assign or transfer the obligations hereunder.

     10. This agreement is the entire agreement between the parties and can only be changed or modified by mutual agreement in writing signed by both parties.


Aaron Brown                                    Gold & Appel Transfer S.A.
                                               /s/ Walt Anderson,
/s/ Aaron Brown                                    Power of Attorney in Fact
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(Signature)                                    (Signature/Title)

4/0/98                                          4/9/98
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